LAWLER & ASSOCIATES

a professional law corporation

41877 Enterprise Circle North, Suite 220

Temecula, California 92592

Telephone: 951-506-8888

Facsimile: 951-506-8877

W. Scott Lawler, Esq.

June 22, 2006

Board of Directors

SUN WORLD PARTNERS, INC.

1601 – 14th Street S.W.

Calgary, Alberta

CANADA  T3C 1E3

Dear Board Members:

Sun World Partners, Inc., a Nevada corporation (the “Company”), has asked me to opine on the legality of the issuance of up to 3,250,000 shares of common stock in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of such 3,250,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as described below.  A registration statement on Form SB-2 has been prepared by the Company and will be filed with the Securities and Exchange Commission on or about March 15, 2006 (the “Registration Statement”).  This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of 3,250,000 shares of the Common Stock (the “Registered Shares”).  The Registered Shares are to be offered to the public by the Company on a best efforts basis without the use of any underwriters.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto as well as the amendments to the Registration Statement.  I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares have been duly and validly authorized by the Company and that the Registered Shares will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and Lawler & Associates being named as an expert in the Registration Statement.

Sincerely,

/s/ W. Scott Lawler

W. Scott Lawler